Exhibit 99.1

Exhibit 99.1

CBSH
1000 Walnut Street / Suite 700 / Kansas City, Missouri 64106 / 816.234.2000

FOR IMMEDIATE RELEASE:
Wednesday, October 14, 2015

COMMERCE BANCSHARES, INC. ANNOUNCES
THIRD QUARTER EARNINGS PER COMMON SHARE OF $.66

Commerce Bancshares, Inc. announced earnings of $.66 per common share for the three months ended September 30, 2015 compared to $.75 per share in the prior quarter and $.69 per share in the third quarter of 2014. Net income attributable to Commerce Bancshares, Inc. for the third quarter amounted to $64.6 million, compared to $74.4 million in the prior quarter and $68.2 million in the same quarter last year. For the quarter, the return on average assets was 1.09%, the return on average common equity was 11.25% and the efficiency ratio was 62.5%.

For the nine months ended September 30, 2015, earnings per common share totaled $2.02 compared to $1.99 in 2014. Net income attributable to Commerce Bancshares, Inc. amounted to $200.0 million for the nine months ended September 30, 2015 compared to $199.0 million in 2014. For the first nine months of 2015, the return on average assets was 1.13%, and the return on average common equity was 11.6%.

In announcing these results, David W. Kemper, Chairman and CEO, said, “We continue to experience solid loan growth in both our commercial and consumer businesses. Average loans this quarter grew by $211.0 million, or 7% annualized, as a result of increased business, construction, personal real estate, automobile and credit card lending activities. Our net interest margin declined to 3.0% this quarter, down 4 basis points due to lower earnings on our inflation-protected securities. However, growth in average loans has increased net interest income and helped to stabilize our margin. Non-interest income decreased 1.0% from the third quarter of 2014, mostly due to the sale of several branches last year and lower credit card fees this quarter, but trust and brokerage revenues continue to grow. Non-interest expense increased 5.8% over the same period last year, mainly due to investments made in both people and technology which support a number of initiatives in process.”

Mr. Kemper continued, “Net loan charge-offs this quarter remain low, totaling $8.4 million compared to $8.8 million in the prior quarter and $7.7 million in the same quarter last year. Total net loan charge-offs to average loans also remained stable and totaled .28% this quarter compared to .30% in the previous quarter and .27% last year. During the current quarter, the provision for loan losses totaled $8.4 million and the allowance for loan losses amounted to $151.5 million, or 1.24% of period-end loans. Total non-performing assets declined $2.0 million this quarter and totaled $28.8 million at September 30, 2015.”

(more)

Total assets at September 30, 2015 were $24.0 billion, total loans were $12.2 billion, and total deposits were $19.0 billion. During the quarter, the Company paid a common cash dividend of $.225 per share and a 6% cash dividend on its preferred stock, issued in 2014. Also, in August 2015 the Company completed its previously announced $100 million accelerated stock repurchase agreement, as more fully described in the accompanying “Management Discussion of Third Quarter Results.”

     Commerce Bancshares, Inc. is a registered bank holding company offering a full line of banking services, including investment management and securities brokerage. The Company currently operates in approximately 350 locations in Missouri, Illinois, Kansas, Oklahoma and Colorado. The Company also has operating subsidiaries involved in mortgage banking, credit related insurance, and private equity activities.

   This financial news release, including management's discussion of third quarter results, is posted to the Company's web site at www.commercebank.com.
* * * * * * * * * * * * * * *
For additional information, contact
Jeffery Aberdeen, Controller
at 1000 Walnut Street, Suite 700
Kansas City, MO 64106
or by telephone at (816) 234-2081
Web Site: http://www.commercebank.com
Email: mymoney@commercebank.com

COMMERCE BANCSHARES, INC. and SUBSIDIARIES
FINANCIAL HIGHLIGHTS

	For the Three Months Ended			For the Nine Months Ended
(Unaudited)	June 30, 2015	September 30, 2015	September 30, 2014	September 30, 2015	September 30, 2014
FINANCIAL SUMMARY (In thousands, except per share data)
Net interest income	$163,657	$162,038	$154,716	$471,833	$468,275
Taxable equivalent net interest income	171,037	169,512	161,827	493,897	489,477
Non-interest income	114,092	111,148	112,286	331,666	323,676
Investment securities gains (losses), net	2,143	(378)	2,995	7,800	10,474
Provision for loan losses	6,757	8,364	7,652	19,541	24,867
Non-interest expense	165,320	171,262	161,840	500,279	486,355
Net income attributable to Commerce Bancshares, Inc.	74,353	64,612	68,185	200,020	199,029
Net income available to common shareholders	72,103	62,362	66,385	193,270	197,229
Earnings per common share:
Net income — basic	$.75	$.67	$.69	$2.03	$2.00
Net income — diluted	$.75	$.66	$.69	$2.02	$1.99
Cash dividends	$.225	$.225	$.214	$.675	$.643
Cash dividends on common stock	21,353	20,936	20,654	64,041	63,575
Cash dividends on preferred stock	2,250	2,250	1,800	6,750	1,800
Diluted wtd. average shares o/s	94,702	92,269	95,516	94,174	98,010
RATIOS
Average loans to deposits (1)	60.75%	62.44%	60.72%	60.97%	59.93%
Return on total average assets	1.26%	1.09%	1.20%	1.13%	1.18%
Return on average common equity (2)	12.91%	11.25%	12.30%	11.62%	11.88%
Non-interest income to revenue (3)	41.08%	40.69%	42.05%	41.28%	40.87%
Efficiency ratio (4)	59.36%	62.53%	60.43%	62.10%	61.21%
NET LOAN CHARGE-OFFS (RECOVERIES)
Net total loan charge-offs (recoveries)	$8,757	$8,364	$7,652	$24,541	$24,867
Business	(239)	(175)	(145)	(255)	130
Real estate — construction and land	(309)	(67)	(477)	(1,322)	(1,400)
Real estate — business	764	(22)	(123)	493	339
Consumer credit card	6,424	5,784	5,898	18,560	18,636
Consumer	1,849	2,435	2,054	6,027	6,248
Revolving home equity	103	49	150	192	(88)
Real estate — personal	(47)	(69)	153	(17)	335
Overdraft	212	429	142	863	667
AT PERIOD END
Book value per common share	$23.26	$23.97	$22.27
Market value per common share	$46.77	$45.56	$42.51
Allowance for loan losses as a percentage of loans	1.27%	1.24%	1.41%
Tier I leverage ratio (5)	9.08%	9.31%	9.37%
Tangible common equity to assets ratio (6)	8.58%	8.72%	8.85%
Common shares outstanding	93,332,921	92,867,931	96,271,327
Number of bank/ATM locations	349	347	351
Full-time equivalent employees	4,768	4,770	4,740
OTHER QTD INFORMATION
High market value per common share	$48.00	$48.70	$45.38
Low market value per common share	$41.53	$42.45	$42.23

(1)	Includes loans held for sale.

(2)	Annualized net income available to common shareholders divided by average total equity less preferred stock.

(3)	Revenue includes net interest income and non-interest income.

(4)	The efficiency ratio is calculated as non-interest expense (excluding intangibles amortization) as a percent of revenue.

(5)	The 2015 Tier I leverage ratios were prepared under Basel III capital requirements, which were effective January 1, 2015. Prior year ratios were prepared under Basel I requirements.

(6)
The tangible common equity ratio is calculated as stockholders’ equity reduced by preferred stock, goodwill and other intangible assets (excluding mortgage servicing rights) divided by total assets reduced by goodwill and other intangible assets (excluding mortgage servicing rights).

COMMERCE BANCSHARES, INC. and SUBSIDIARIES
CONSOLIDATED STATEMENTS OF INCOME

	For the Three Months Ended			For the Nine Months Ended
(Unaudited) (In thousands, except per share data)	June 30, 2015	September 30, 2015	September 30, 2014	September 30, 2015	September 30, 2014
Interest income	$170,577	$169,115	$161,811	$492,674	$489,376
Interest expense	6,920	7,077	7,095	20,841	21,101
Net interest income	163,657	162,038	154,716	471,833	468,275
Provision for loan losses	6,757	8,364	7,652	19,541	24,867
Net interest income after provision for loan losses	156,900	153,674	147,064	452,292	443,408
NON-INTEREST INCOME
Bank card transaction fees	45,672	44,635	44,802	132,606	130,963
Trust fees	30,531	29,630	28,560	89,747	82,898
Deposit account charges and other fees	19,637	20,674	20,161	58,810	58,460
Capital market fees	2,738	2,620	2,783	8,360	9,899
Consumer brokerage services	3,364	3,547	3,098	10,099	8,817
Loan fees and sales	2,183	1,855	1,367	6,127	3,787
Other	9,967	8,187	11,515	25,917	28,852
Total non-interest income	114,092	111,148	112,286	331,666	323,676
INVESTMENT SECURITIES GAINS (LOSSES), NET
Change in fair value of other-than-temporarily impaired securities	(88)	(568)	(770)	(883)	(1,618)
Portion recognized in other comprehensive income	(378)	568	399	400	270
Net impairment losses recognized in earnings	(466)	—	(371)	(483)	(1,348)
Realized gains (losses) on sales and fair value adjustments	2,609	(378)	3,366	8,283	11,822
Investment securities gains (losses), net	2,143	(378)	2,995	7,800	10,474
NON-INTEREST EXPENSE
Salaries and employee benefits	99,655	100,874	95,462	298,603	284,574
Net occupancy	10,999	11,247	11,585	33,807	34,352
Equipment	4,679	4,789	4,593	14,171	13,622
Supplies and communication	5,226	5,609	5,302	16,416	16,487
Data processing and software	21,045	21,119	19,968	61,670	58,633
Marketing	4,307	4,343	4,074	12,568	11,704
Deposit insurance	3,019	2,981	2,899	9,001	8,685
Other	16,390	20,300	17,957	54,043	58,298
Total non-interest expense	165,320	171,262	161,840	500,279	486,355
Income before income taxes	107,815	93,182	100,505	291,479	291,203
Less income taxes	32,492	27,969	31,484	88,929	92,161
Net income	75,323	65,213	69,021	202,550	199,042
Less non-controlling interest expense	970	601	836	2,530	13
Net income attributable to Commerce Bancshares, Inc.	74,353	64,612	68,185	200,020	199,029
Less preferred stock dividends	2,250	2,250	1,800	6,750	1,800
Net income available to common shareholders	$72,103	$62,362	$66,385	$193,270	$197,229
Net income per common share — basic	$.75	$.67	$.69	$2.03	$2.00
Net income per common share — diluted	$.75	$.66	$.69	$2.02	$1.99

COMMERCE BANCSHARES, INC. and SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS

(Unaudited) (In thousands)	June 30, 2015	September 30, 2015	September 30, 2014
ASSETS
Loans	$11,928,481	$12,224,274	$11,445,715
Allowance for loan losses	(151,532)	(151,532)	(161,532)
Net loans	11,776,949	12,072,742	11,284,183
Loans held for sale	7,852	4,143	—
Investment securities:
Available for sale	9,221,821	9,472,959	8,878,414
Trading	18,971	14,463	16,510
Non-marketable	108,346	116,634	101,705
Total investment securities	9,349,138	9,604,056	8,996,629
Federal funds sold and short-term securities purchased under agreements to resell	26,875	32,550	37,760
Long-term securities purchased under agreements to resell	1,050,000	975,000	900,000
Interest earning deposits with banks	264,683	42,078	239,429
Cash and due from banks	409,791	384,122	445,268
Land, buildings and equipment — net	353,366	351,946	357,122
Goodwill	138,921	138,921	138,921
Other intangible assets — net	6,978	6,826	7,771
Other assets	321,382	355,264	294,462
Total assets	$23,705,935	$23,967,648	$22,701,545
LIABILITIES AND STOCKHOLDERS’ EQUITY
Deposits:
Non-interest bearing	$6,886,509	$6,699,873	$6,446,704
Savings, interest checking and money market	10,369,031	10,295,260	9,977,055
Time open and C.D.’s of less than $100,000	833,161	808,210	909,246
Time open and C.D.’s of $100,000 and over	1,200,008	1,183,417	1,253,633
Total deposits	19,288,709	18,986,760	18,586,638
Federal funds purchased and securities sold under agreements to repurchase	1,666,043	2,193,197	1,395,160
Other borrowings	103,843	103,831	105,077
Other liabilities	331,980	312,817	325,801
Total liabilities	21,390,575	21,596,605	20,412,676
Stockholders’ equity:
Preferred stock	144,784	144,784	144,784
Common stock	484,155	484,155	481,224
Capital surplus	1,261,307	1,283,346	1,215,732
Retained earnings	514,451	555,877	583,490
Treasury stock	(143,565)	(168,493)	(199,630)
Accumulated other comprehensive income	48,789	65,636	60,231
Total stockholders’ equity	2,309,921	2,365,305	2,285,831
Non-controlling interest	5,439	5,738	3,038
Total equity	2,315,360	2,371,043	2,288,869
Total liabilities and equity	$23,705,935	$23,967,648	$22,701,545

COMMERCE BANCSHARES, INC. and SUBSIDIARIES
AVERAGE BALANCE SHEETS — AVERAGE RATES AND YIELDS

(Unaudited) (Dollars in thousands)	For the Three Months Ended
	June 30, 2015		September 30, 2015		September 30, 2014
	Average Balance	Avg. Rates Earned/Paid	Average Balance	Avg. Rates Earned/Paid	Average Balance	Avg. Rates Earned/Paid
ASSETS:
Loans:
Business (A)	$4,135,362	2.79%	$4,221,478	2.73%	$3,964,115	2.81%
Real estate — construction and land	432,008	3.65	476,331	3.52	422,241	3.78
Real estate — business	2,287,885	3.83	2,284,928	3.71	2,285,520	3.80
Real estate — personal	1,891,109	3.77	1,911,469	3.73	1,834,502	3.77
Consumer	1,815,699	3.92	1,861,636	4.00	1,645,434	4.16
Revolving home equity	429,644	3.60	434,355	3.50	428,928	3.77
Consumer credit card	734,289	11.74	746,066	11.59	755,289	11.47
Overdrafts	4,510	—	5,233	—	4,412	—
Total loans (B)	11,730,506	3.95	11,941,496	3.89	11,340,441	4.01
Loans held for sale	3,969	3.94	4,471	4.26	—	—
Investment securities:
U.S. government and federal agency obligations	424,823	6.09	402,591	4.39	498,926	3.10
Government-sponsored enterprise obligations	988,120	1.82	887,631	1.77	763,621	1.63
State and municipal obligations (A)	1,799,355	3.49	1,805,931	3.44	1,787,463	3.42
Mortgage-backed securities	3,161,050	2.61	3,217,589	2.47	2,953,762	2.68
Asset-backed securities	2,839,483	1.03	2,546,982	1.15	2,804,362.89
Other marketable securities (A)	249,075	2.61	302,323	2.65	147,832	2.43
Total available for sale securities (B)	9,461,906	2.38	9,163,047	2.32	8,955,966	2.20
Trading securities (A)	19,758	2.86	22,283	2.72	19,736	2.35
Non-marketable securities (A)	109,522	8.90	114,062	8.28	94,759	7.74
Total investment securities	9,591,186	2.45	9,299,392	2.39	9,070,461	2.25
Federal funds sold and short-term securities purchased under agreements to resell	12,812.47		21,012.40		36,804.32
Long-term securities purchased under agreements to resell	1,049,999	1.40	1,007,606	1.29	923,912	1.15
Interest earning deposits with banks	198,407.25		160,687.25		113,964.25
Total interest earning assets	22,586,879	3.16	22,434,664	3.12	21,485,582	3.12
Non-interest earning assets (B)	1,152,646		1,074,253		1,096,008
Total assets	$23,739,525		$23,508,917		$22,581,590
LIABILITIES AND EQUITY:
Interest bearing deposits:
Savings	$738,769.11		$739,172.13		$675,276.14
Interest checking and money market	9,759,608.13		9,619,621.13		9,355,788.13
Time open & C.D.’s of less than $100,000	844,675.39		820,792.38		923,250.43
Time open & C.D.’s of $100,000 and over	1,227,322.49		1,171,617.53		1,427,499.42
Total interest bearing deposits	12,570,374.18		12,351,202.18		12,381,813.19
Borrowings:
Federal funds purchased and securities sold under agreements to repurchase	1,674,682.10		1,677,322.11		1,329,397.09
Other borrowings	103,846	3.44	103,875	3.43	105,085	3.32
Total borrowings	1,778,528.30		1,781,197.31		1,434,482.32
Total interest bearing liabilities	14,348,902.19%		14,132,399.20%		13,816,295.20%
Non-interest bearing deposits	6,744,536		6,781,592		6,293,402
Other liabilities	260,945		250,626		185,329
Equity	2,385,142		2,344,300		2,286,564
Total liabilities and equity	$23,739,525		$23,508,917		$22,581,590
Net interest income (T/E)	$171,037		$169,512		$161,827
Net yield on interest earning assets		3.04%		3.00%		2.99%
(A) Stated on a tax equivalent basis using a federal income tax rate of 35%.
(B) The allowance for loan losses and unrealized gains/(losses) on available for sale securities are included in non-interest earning assets.

COMMERCE BANCSHARES, INC.
Management Discussion of Third Quarter Results
September 30, 2015

For the quarter ended September 30, 2015, net income attributable to Commerce Bancshares, Inc. (net income) amounted to $64.6 million, compared to $74.4 million in the previous quarter and $68.2 million in the same quarter last year. The decrease in net income from the previous quarter resulted mainly from lower net interest income and non-interest income of $1.6 million and $2.9 million, respectively. Also, non-interest expense grew by $5.9 million over the previous quarter to $171.3 million, while the provision for loan losses increased $1.6 million. Net securities losses totaled $378 thousand this quarter compared to net gains of $2.1 million in the previous quarter. For the current quarter, the return on total average assets was 1.09%, the return on average common equity was 11.25%, and the efficiency ratio was 62.5%.

Balance Sheet Review
During the 3rd quarter of 2015, average loans increased $211.0 million, or 7.2% annualized, compared to the previous quarter and increased $601.1 million, or 5.3%, compared to the same period last year. Compared to the previous quarter, the increase in average loans resulted from growth in business (up $86.1 million), construction (up $44.3 million), and auto and other consumer loans (up $57.5 million). The increase in business loans came from growth in commercial and industrial, leasing and tax-free lending activities while growth in construction loans mostly involved commercial construction projects. Average personal real estate loans grew $20.4 million this quarter; however, the Company also sold certain fixed rate loans of $29.1 million during the quarter, as part of its new origination initiative in 2015. The balance of marine and RV loans, included in the consumer loan portfolio, continued to run-off this quarter by $12.7 million and now totals $152.3 million.

During the 3rd quarter of 2015, total average available for sale investment securities (excluding fair value adjustments) declined by $298.9 million to $9.2 billion as of September 30, 2015. The decrease in securities during the quarter was mainly used to fund loan growth and offset some deposit run-off. Purchases of new securities totaled $830.4 million in the 3rd quarter of 2015 and were offset by sales, maturities and pay downs of $600.6 million. At September 30, 2015, the duration of the investment portfolio was 2.8 years, and maturities and pay downs of approximately $1.8 billion are expected to occur during the next 12 months.

Total average deposits declined $182.1 million, or .9% this quarter compared to the previous quarter. The decrease in average deposits resulted mainly from declines in interest checking (decline of $40.9 million), certificates of deposit (decline of $79.6 million) and money market (decline of $99.1 million) accounts, partly offset by higher non-interest bearing deposit accounts (increase of $37.1 million). Compared to the previous quarter, total average consumer and private banking deposits decreased $105.9 million and $112.0 million, respectively, while average commercial banking deposits increased by $67.9 million. The average loans to deposits ratio in the current quarter was 62.4%, compared to 60.8% in the previous quarter.

The Company’s average borrowings remained stable and totaled $1.8 billion in both the current quarter and in the previous quarter.

Net Interest Income
Net interest income (tax equivalent) in the 3rd quarter of 2015 amounted to $169.5 million compared with $171.0 million in the previous quarter, a decrease of $1.5 million. Net interest income (tax equivalent) for the current quarter increased by $7.7 million compared to the 3rd quarter of last year. During the 3rd quarter of 2015, the net yield on earning assets (tax equivalent) was 3.00%, compared with 3.04% in the previous quarter and 2.99% in the same period last year.

The decrease in net interest income (tax equivalent) in the 3rd quarter of 2015 compared to the previous quarter was due mainly to a decrease in inflation income of $1.8 million on inflation-protected securities as a result of a decline in the Consumer Price Index published this quarter. Interest related to inflation income totaled $3.3 million this quarter compared to $5.1 million in the previous quarter and $2.4 million in the same period last year. Excluding the effects of inflation income, the net yield on earning assets would have been 2.94% in the current quarter, 2.95% in the prior quarter and 2.94% in the same period last year. During the quarter, adjustments to premium amortization expense on certain mortgage-backed and asset-backed securities, due to slower prepayment speed assumptions, increased interest income by $275 thousand compared with an increase of $1.2 million in the prior quarter.

Compared to the previous quarter, interest income (tax-equivalent) on loans increased $1.6 million, mainly due to higher loan balances of business, construction, personal real estate and consumer- related loans. However, these increases in interest income were offset by lower yields, mainly on business, business real estate and construction loans offset by higher rates earned on consumer loans. Overall, the average yield on the loan portfolio decreased 6 basis points this quarter to 3.89%. Total interest income (tax-equivalent) on investment securities decreased $2.5 million from the previous quarter and resulted mainly from lower securities balances and lower inflation income on inflation-protected securities, as noted above. Excluding the effects of inflation income, the average rate earned on the investment securities portfolio would have been 2.25% in the current quarter, compared to 2.24% in the previous quarter.

Interest expense on deposits increased slightly this quarter compared with the previous quarter as deposit rates remained constant, amounting to .18% in both the current and prior quarters. Other borrowing costs increased slightly due to higher rates paid on repurchase agreements.

Non-Interest Income
In the 3rd quarter of 2015, total non-interest income amounted to $111.1 million, a decrease of $1.1 million, or 1.0%, compared to the same period last year. Also, current quarter non-interest income decreased $2.9 million when compared to amounts recorded in the previous quarter. The decrease in non-interest income from the same period last year was mainly due to several non-recurring transactions recorded in 2014, in addition to lower bank card and capital market fees. These reductions were partly offset by growth in trust, deposit, and mortgage banking fees.

In the current quarter, trust fees increased $1.1 million, or 3.7%, compared to the same period last year, resulting mainly from continued growth in both private client and institutional trust activities. Deposit account fees also increased $513 thousand compared to the same period last year as a result of higher corporate cash management fees and other deposit service charges.

COMMERCE BANCSHARES, INC.
Management Discussion of Third Quarter Results
September 30, 2015

Overdraft fees were down slightly from the prior year but grew 9.5% over the previous quarter.

Total bank card fees in the current quarter decreased $167 thousand, or .4%, from the same period last year. This decline was mainly the result of lower corporate card interchange fees, which declined 3.1%. Debit card fees grew by 3.9%, while credit card fees grew 2.3%. Bank card fees this quarter were comprised of fees for corporate card ($22.0 million), debit card ($9.7 million), merchant ($6.7 million) and credit card ($6.2 million) transactions.
Capital market fees declined $163 thousand on lower sales volumes. Mortgage banking revenue increased $689 thousand this quarter compared to last year, mainly from sales of newly-originated residential mortgages, as the Company began a new program of selling longer-term fixed rate mortgages in 2015. Year to date fees from this initiative totaled $2.9 million compared to $205 thousand in 2014. Brokerage fees also grew this quarter by 14.5% over the same period last year.

Fees from sales of interest rate swaps (included in other non-interest income) totaled $684 thousand this quarter, an increase of $481 thousand compared to the same period last year, but $1.0 million less than the previous quarter, as customer demand for this product was stronger in the 2nd quarter of 2015. Fees from sales of tax credits totaled $306 thousand in the current quarter, a decline of $173 thousand from both the previous quarter and the same quarter last year. In the 3rd quarter of 2014, a gain of $2.1 million was recorded on sales of branches and income of $885 thousand was recorded on the settlement of outstanding litigation. Neither of these transactions recurred in 2015. Non-interest income comprised 40.7% of the Company’s total revenues this quarter.

Investment Securities Gains and Losses
The Company recorded net securities losses of $378 thousand this quarter, compared with net gains of $2.1 million last quarter and net gains of $3.0 million in the same period last year. All securities transactions this quarter related to its private equity investments.

Non-Interest Expense
Non-interest expense for the current quarter amounted to $171.3 million, an increase of $9.4 million, or 5.8%, over the same period last year, and was higher than the previous quarter’s total by $5.9 million, or 3.6%. The increase over the same period in the previous year was mainly due to higher salaries and benefits expense of $5.4 million and higher operating losses of $3.0 million, partly due to recoveries recorded in the prior year, but partly offset by lower costs for legal, occupancy, and foreclosed and branch properties held for sale.

Compared to the 3rd quarter of last year, salaries expense grew $4.5 million, or 5.5%, mainly due to higher full-time salaries, incentives and equity compensation. Benefit costs also increased $906 thousand mostly due to higher corporate 401(k) contributions. Growth in salaries expense resulted partly from staffing additions in residential lending, commercial banking, trust, information technology and other support units. Full-time equivalent employees totaled 4,770 and 4,740 at September 30, 2015 and 2014, respectively.

Compared to the 3rd quarter of last year, data processing costs increased $1.2 million this quarter, mainly due to higher bank card processing costs and software licensing, while supplies, equipment and marketing costs were also higher than the previous year. However, costs for occupancy, legal, loan collection and foreclosed and branch properties declined this quarter by $1.3 million. Costs for operating losses this quarter totaled $3.0 million compared to net recoveries of $18 thousand in the same period last year; however, in the 3rd quarter of 2014, operating loss recoveries of $1.5 million were recorded which did not repeat in 2015. Current quarter operating losses were mainly comprised of bank card fraud losses which totaled $2.2 million, an increase of $1.2 million over last year.

Income Taxes
The effective tax rate for the Company was 30.2% in the current quarter compared to 30.4% in the previous quarter and 31.6% in the 3rd quarter of 2014. The current quarter included a tax benefit of $1.5 million partly related to changes in state tax apportionment rules.

Credit Quality
Net loan charge-offs in the 3rd quarter of 2015 amounted to $8.4 million, compared with $8.8 million in the prior quarter and $7.7 million in the 3rd quarter of last year. The ratio of annualized net loan charge-offs to total average loans was .28% in the current quarter compared to .30% in the previous quarter and .27% in the 3rd quarter of last year.

In the 3rd quarter of 2015, annualized net loan charge-offs on average consumer credit card loans were 3.08%, compared with 3.51% in the previous quarter and 3.10% in the same period last year. Consumer loan net charge-offs were .52% of average consumer loans in the current quarter, .41% in the prior quarter and .50% in the same quarter last year. The provision for loan losses in the current quarter totaled $8.4 million compared to $6.8 million in the prior quarter and $7.7 million in the 3rd quarter of last year. At September 30, 2015, the allowance totaled $151.5 million, was 1.24% of total loans, and was 588% of total non-accrual loans.

At September 30, 2015, total non-performing assets amounted to $28.8 million, a decrease of $2.0 million from the previous quarter. Non-performing assets are comprised of non-accrual loans ($25.8 million) and foreclosed real estate ($3.1 million). At September 30, 2015, the balance of non-accrual loans, which represented .21% of loans outstanding, included business real estate loans of $5.1 million, business loans of $11.7 million, personal real estate loans of $5.0 million and construction and land loans of $4.0 million. Loans more than 90 days past due and still accruing interest totaled $14.7 million at September 30, 2015.

Other
During the 3rd quarter of 2015, the Company paid a cash dividend per common share of $.225 and a cash dividend of $2.3 million on its preferred stock. In May 2015, the Company entered into an accelerated stock repurchase (ASR) program totaling $100.0 million and received 1.8 million shares of its common stock in treasury, representing approximately 80% of the total shares expected to be delivered in the overall ASR program. On August 24, 2015, the ASR program was completed according to its contract terms and the Company received an additional 351,620 shares, based on the average price of its common stock during the repurchase period. Additionally, the Company purchased 126,222 shares of treasury stock this quarter at an average price of $44.14.

COMMERCE BANCSHARES, INC.
Management Discussion of Third Quarter Results
September 30, 2015

Forward Looking Information
This information contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements include future financial and operating results, expectations, intentions and other statements that are not historical facts. Such statements are based on current beliefs and expectations of the Company’s management and are subject to significant risks and uncertainties. Actual results may differ materially from those set forth in the forward-looking statements.